EXHIBIT 99.1

201 Technology Drive • Irvine • California •92618
Telephone: (949) 450-5400
Facsimile: (949) 450-5300
Email: IR@endocare.com
Website: www.endocare.com
FOR RELEASE May 4, 2006 at 7:30 am (EDT)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	Michael R. Rodriguez, CFO
(949) 474-4300	(949) 474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	(949) 450-5400
www.allencaron.com	www.allencaron.com	www.endocare.com
ENDOCARE REPORTS 2006 FIRST QUARTER RESULTS
Achieves 18% Procedure Growth in First Quarter
IRVINE, CA (May 4, 2006) . . . Endocare, Inc. (ENDO.OB), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, reported today that the growing number of cryoablation procedures combined with continued control of operating expenses resulted in an increase in revenues and a significant reduction in operating loss from continuing operations in the first quarter ended March 31, 2006.
     The number of cryoablation procedures performed grew 18.0 percent to 1,761 in the 2006 first quarter from 1,492 in the comparable period of 2005.
     Endocare Chairman and CEO Craig T. Davenport stated, “The first quarter marks a strong start to 2006 with a solid increase in the number of procedures performed, even given the very strong comparative quarter in the prior year period. In addition, we experienced a faster than anticipated shift in the mix of our revenues with a decrease in the percent of revenues attributable to procedure fees (where we are responsible for providing the service element of the procedure) and a corresponding increase in the percentage of revenues attributable to sales of cryoablation disposable products. As we have commented on for two years, this mix shift continues and is the result of our changing our business model to emphasize our strengths as a medical device manufacturer and strategically reduce the amount of revenue attributable to a service model.”
     Results from continuing operations exclude the results of the Timm Medical unit, which was divested in February 2006. Total revenues from continuing operations for the 2006 first quarter were $7.3 million, compared to revenues from continuing operations of $6.9 million in the 2005 first quarter.
     For continuing operations, gross margin as a percentage of revenues increased to 48.1 percent for the 2006 first quarter from 39.0 percent for the 2005 period. Operating expenses from continuing operations for the 2006 first quarter were $8.8 million, including $1.2 million in legal and accounting fees. Included in operating expenses for the 2006 first quarter was approximately $900,000 of non-cash stock option expenses that were recognized pursuant to FAS 123R. Stock-based compensation expense recorded under the provisions of APB 25 prior to the adoption of FAS 123R has been insignificant since the options are granted at the fair value on the date of grant. This compared to $7.3 million in operating expenses from continuing operations in the prior year first quarter, including $1.8 million in legal and accounting fees. Net loss from continuing operations in the first quarter of 2006 was $5.2 million, or $0.17 loss per share, compared to a net loss from continuing operations of $5.2 million, or $0.17 loss per share, in the prior year period.

     Davenport stated, “While we consummated the sale of our Timm subsidiary early in February, I was pleased with the effort of our staff throughout the quarter to ensure a successful transition of this business to its new owner pursuant to our transition services agreement with Timm. In addition to the Timm transition, during the quarter our manufacturing, engineering, technical support and marketing departments were busy completing all the important and necessary work required for the successful introduction of our new V-ProbeTM product. We plan to introduce the new V-ProbeTM at the American Urological Association annual meeting to be held May 20 to 25, 2006 in Atlanta, Georgia. This new probe is designed to enable physicians, for the first time, to be able to sculpt the creation of ice for ablation of cancer based on the individualized needs of patients.”
     Chief Financial Officer Michael R. Rodriguez reported that the balance sheet as of March 31, 2006 showed cash and cash equivalents of $11.0 million, total assets of $26.8 million and total stockholders’ equity of $8.9 million. Cash increased in the 2006 first quarter due to the $7.5 million in net proceeds of the sale of Timm Medical.
     Rodriguez commented, “Cash use continued to track with our plan during the period as we find additional ways of controlling costs and as our revenue and margins continue to improve on a year-over-year basis.”
Conference Call
     As previously announced, Endocare will host a conference call today, May 4, 2006, to discuss the Company’s results for its first quarter ended March 31, 2006. The call will take place at 11:30 a.m. (Eastern) and will be broadcast live over the Internet. In addition, slides will be used to accompany this Webcast conference call. Web participants are encouraged to go to the Company’s website (www.endocare.com/investors/webcasts.php) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately following the conference call at www.endocare.com/investors/webcasts.php. A copy of the slides also will be included as an exhibit to the Form 8-K to be filed by the Company on May 4, 2006 prior to the conference call.
About Endocare
     Endocare, Inc. — www.endocare.com — is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.
     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in: “Risks Related to Our Business” or “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: uncertainty relating to ongoing investigations by governmental agencies; uncertainty regarding the Company’s liquidity and ability to reach and maintain profitability; the risk that the Company may be required to make state and local tax payments that exceed the Company’s settlement estimates; uncertainty regarding the Company’s re-listing on a national stock exchange; uncertainty regarding the effects of effectuating the Company’s proposed reverse stock split, in particular the possibility that the market may react negatively to the Company’s effectuation of a reverse stock split; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; uncertainty relating to third party reimbursement; uncertainty regarding the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; the Company’s limited sales, marketing and manufacturing experience; uncertainty regarding the ability to attract and retain key personnel; uncertainty regarding the ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; and fluctuations in the Company’s order levels. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason
TABLES FOLLOW

ENDOCARE REPORTS FIRST QUARTER 2006 RESULTS
Page 3-3-3
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended March 31
	2006	2005

Total revenues	$7,262	$6,867
Costs and expenses:	—	—
Cost of revenues	3,766	4,187
Research and development	1,011	423
Selling and marketing	3,769	3,205
General and administrative	3,995	3,643
Impairment charge	—	26

Total costs and expenses	12,541	11,484

Loss from operations	(5,279)	(4,617)
Interest income (expense), net	(46)	(602)

Loss from continuing operations before taxes	(5,325)	(5,219)
Tax benefit on continuing operations	151	—

Loss from continuing operations	(5,174)	(5,219)
Income from discontinued operations (including gain on disposal of $418), net of tax	245	713

Net loss	$(4,929)	$(4,506)

Net loss per share — basic and diluted:
Continuing operations	$(0.17)	$(0.17)
Discontinued operations	$0.01	$0.02
Weighted average shares of common stock outstanding	30,143	29,988
MORE — MORE — MORE

ENDOCARE REPORTS FIRST QUARTER 2006 RESULTS
Page 4-4-4
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for per share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,047	$8,108
Accounts receivable, net	4,051	3,549
Inventories, net	2,222	2,462
Prepaid expenses and other current assets	1,434	1,213
Assets of discontinued operations	—	9,624

Total current assets	18,754	24,956

Property and equipment, net	1,607	1,794
Intangibles, net	4,028	4,167
Investments and other assets	2,401	1,320
Assets of discontinued operations	—	—

Total assets	$26,790	$32,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,107	$2,680
Accrued compensation	2,853	3,614
Other accrued liabilities	6,647	6,629
Liabilities of discontinued operations	—	1,461

Total current liabilities	12,607	14,384
Common stock warrants	5,235	5,023
Stockholders’ equity:
Preferred stock, $.001 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 50,000 shares authorized; 30,155, and 30,089, issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	30	30
Additional paid-in capital	179,524	178,477
Accumulated deficit	(170,606)	(165,677)

Total stockholders’ equity	8,948	12,830

Total liabilities and stockholders’ equity	$26,790	$32,237

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